UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2004

MARRIOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland 20817
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 6, 2004, Marriott International, Inc. (“Marriott”) entered into amendment agreements with its synthetic fuel partner (amending agreements filed as Exhibits 10.1 through 10.6 to Marriott’s quarterly report on Form 10-Q for the quarter ended June 20, 2003) that result in a shift in the allocation of tax credits between us. On the synfuel facility that is not being reviewed by the IRS, our partner will increase its allocation of tax credits from approximately 50 percent to 90 percent for the next six months and pay a higher price per tax credit to us for that additional share of tax credits. With respect to the three synfuel facilities under IRS review, our partner will reduce its allocation of tax credits from approximately 50 percent to an average of roughly 5 percent during the next six months. If the IRS’ placed-in-service challenge regarding the three facilities is not successfully resolved by March 31, 2005, our partner will have the right to return its ownership interest in those three facilities to Marriott at that time. If there is a successful resolution by March 31, our partner’s share of the tax credits from all four facilities will return to approximately 50 percent. In any event, on March 31, 2005, our share of the tax credits from the one facility not under review will return to approximately 50 percent.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibits are filed with this report:

Exhibit	10.1 – Second Amendment Agreement regarding Synthetic American Fuel Enterprises I, LLC dated as of October 6, 2004.

Exhibit	10.2 – Third Amendment Agreement regarding Synthetic American Fuel Enterprises II, LLC dated as of October 6, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: October 12, 2004	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President, Financial Information and Risk Management

Exhibit Index

Exhibit 10.1 – Second Amendment Agreement regarding Synthetic American Fuel Enterprises I, LLC dated as of October 6, 2004.

Exhibit 10.2 – Third Amendment Agreement regarding Synthetic American Fuel Enterprises II, LLC dated as of October 6, 2004.

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